Exhibit 99.1

Chiron Corporation
4560 Horton Street
Emeryville, California 94608-2916
510.655.8730 Fax 510.655.9910

New Release

For Immediate Release

Contacts:
Chiron Corporate Communications &
Investor Relations
Media:	(510) 923-6500
Investors:	(510) 923-2300

CHIRON APPOINTS JACK GOLDSTEIN PRESIDENT AND
CHIEF OPERATING OFFICER

—Gene Walther appointed president of Chiron Blood Testing—

—Daniel Soland appointed president of Chiron Vaccines—

EMERYVILLE, Calif., February 23, 2005 — Chiron Corporation (NASDAQ:  CHIR) today announced the appointment of Jack Goldstein, 57, to the position of president and chief operating officer.  Dr. Goldstein has served in this capacity on an interim basis since November 2004 and previously served as president of Chiron Blood Testing.

As president and COO, Dr. Goldstein will continue to oversee Chiron’s day-to-day business operations and report to CEO Howard Pien.  Mr. Pien will continue to set the direction of the organization, leading the executive committee in establishing strategy and realizing objectives, as well as guide Chiron’s remediation efforts for the company’s Liverpool manufacturing facility, which produces FLUVIRIN® influenza virus vaccine.

“Jack’s operational expertise and strong management experience are an enormous asset as we work to leverage resources and increase efficiencies across the organization,” said Mr. Pien.  “These gains will add to our ability to provide products that fulfill our commitment to improving human health.  I’m tremendously pleased that we have been able to call upon Jack to serve in this capacity.”

Chiron also announced the appointments of Gene Walther, 50, as president of Chiron Blood Testing, following his appointment as acting president of Chiron Blood Testing in November, and Daniel Soland, 46, as president of Chiron Vaccines.  Mr. Walther was previously vice president for Chiron Blood Testing commercial operations, Americas.  Mr. Soland, who brings more than two decades of pharmaceuticals and vaccines experience, succeeds John Lambert, who has resigned his position with Chiron.  Both Mr. Walther and Mr. Soland will report to Dr. Goldstein.

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“Chiron is fortunate to be able to draw upon Gene’s considerable organizational and industry knowledge to build on the successes of our Blood Testing business,” said Dr. Goldstein.  “Chiron has great prospects across all of its businesses, and I’m pleased to have the opportunity to work with Howard and the business unit heads toward further value creation for the company.”

“I have known Dan for more than a decade.  His extensive vaccines experience and impressive record of management achievements will help advance Chiron Vaccines’ mission to protect health worldwide,” said Mr. Pien.  “His leadership will prove an immediate asset as we continue our efforts on FLUVIRIN vaccine, and I look forward to working with him and Jack to accomplish the longer-term objectives of our vaccines business.”

Mr. Soland will begin his new role on February 28.  Before joining Chiron, he served as president and CEO of Epigenesis Pharmaceuticals, a privately held biopharmaceutical company developing inhaled respiratory medicines.  Previously, he spent 10 years with GlaxoSmithKline and SmithKlineBeecham in roles of increasing responsibility related to vaccines products, including vice president and director of worldwide marketing operations for GlaxoSmithKline Biologicals.  While leading SmithKlineBeecham’s U.S. vaccines business unit, Mr. Soland also served as a member of the National Vaccine Advisory Committee (NVAC), which advises the National Vaccine Program Office, part of the U.S. Department of Health and Human Services.  In eight years with Connaught Laboratories, now part of Sanofi-Aventis/Sanofi Pasteur, Mr. Soland held leadership positions in vaccines product management and sales.  Mr. Soland holds a bachelor of science degree in pharmacy from the University of Iowa.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology.  The company works to deliver on the limitless promise of science and make a positive difference in people’s lives.  For more information, please visit www.chiron.com.

This news release contains forward-looking statements, including statements regarding management effectiveness, execution on corporate strategy and remediation of the Liverpool FLUVIRIN® influenza virus vaccine manufacturing facility.  These forward-looking statements involve risks and uncertainties and are subject to change.  No assurances can be given that additional issues with respect to FLUVIRIN vaccine or Chiron’s manufacturing generally will not arise in the future.  Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, additional adverse developments resulting from actions taken by the UK Medicines and Healthcare Products Regulatory Agency, U.S. Food and Drug Administration, U.S.

Department of Health and Human Services, or U.S. Centers for Disease Control and Prevention.  In addition, a full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended September 30, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify other important factors that could cause the company’s actual performance to differ from the expectation expressed or implied by these forward-looking statements, including regulatory review and approvals, manufacturing capabilities, pricing pressures, litigation, and marketing effectiveness.  In particular, there can be no assurance that Chiron will timely maintain anticipated levels of profitability, increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products.  In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including regulatory approvals and the integration of operations.

We do not undertake an obligation to update the forward-looking information we are giving today.

NOTE:  FLUVIRIN is a trademark of Chiron Corporation.

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